Exhibit 99.1

Assured Guaranty Re Overseas Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Re Ltd.)

Consolidated Financial Statements

December 31, 2016

Assured Guaranty Re Overseas Ltd.

Index to Consolidated Financial Statements

December 31, 2016

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Overseas Ltd.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Overseas Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the year then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Overseas Ltd. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 27, 2017

Assured Guaranty Re Overseas Ltd.

Consolidated Balance Sheet

(dollars in thousands except per share and share amounts)

As of December 31, 2016
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $278,436)	$286,436
Short-term investments, at fair value	9,046
Total investment portfolio	295,482
Loan receivable from affiliate	70,000
Cash	403
Premiums receivable, net of commissions payable	1,245
Deferred acquisition costs	359
Reinsurance recoverable on unpaid losses	166
Current income tax receivable	133
Other assets	9,449
Total assets	$377,237
Liabilities and shareholder’s equity
Unearned premium reserve	$1,723
Loss and loss adjustment expense reserve	974
Reinsurance balances payable, net	0
Deferred tax liability, net	4,077
Other liabilities	3,742
Total liabilities	10,516
Commitments and contingencies (See Note 12)
Common stock ($1.00 par value, 1,000,000 shares authorized, issued and outstanding)	1,000
Additional paid-in capital	135,964
Retained earnings	224,557
Accumulated other comprehensive income, net of tax of $2,800	5,200
Total shareholder’s equity	366,721
Total liabilities and shareholder’s equity	$377,237
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statement of Operations

(in thousands)

Year Ended December 31, 2016
Revenues
Net earned premiums	$1,032
Net investment income	12,079
Net realized investment gains (losses):
Net impairment loss	(4)
Other net realized investment gains (losses)	641
Net realized investment gains (losses)	637
Total revenues	13,748
Expenses
Loss and loss adjustment expenses	(1,071)
Amortization of deferred acquisition costs	63
Other operating expenses	3,193
Total expenses	2,185
Income (loss) before income taxes	11,563
Provision (benefit) for income taxes
Current	1,517
Deferred	1,711
Total provision (benefit) for income taxes	3,228
Net income (loss)	$8,335

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statement of Comprehensive Income

(in thousands)

Year Ended December 31, 2016
Net income (loss)	$8,335
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(1,130)	(2,102)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $1	3
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit)	(2,099)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $223	414
Other comprehensive income (loss)	(2,513)
Comprehensive income (loss)	$5,822

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statement of Shareholder’s Equity

Year Ended December 31, 2016

(in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at January 1, 2016	$1,000	$135,964	$216,222	$7,713	$360,899
Net income	—	—	8,335	—	8,335
Other comprehensive loss	—	—	—	(2,513)	(2,513)
Balance at December 31, 2016	$1,000	$135,964	$224,557	$5,200	$366,721

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statement of Cash Flows

(in thousands)

Year Ended December 31, 2016
Operating activities
Net Income	$8,335
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (accretion of discount) on fixed-maturity securities	952
Provision (benefit) for deferred income taxes	1,711
Net realized investment losses (gains)	(637)
Change in deferred acquisition costs	(146)
Change in premiums receivable, net of premiums payable and commissions	563
Change in unearned premium reserve	(561)
Change in loss and loss adjustment expense reserve, net	(726)
Change in current income tax	(1,286)
Change in interest receivable on loan to affiliate	10,887
Other	(939)
Net cash flows provided by (used in) operating activities	$18,153
Investing activities
Fixed-maturity securities:
Purchases	(63,669)
Sales	13,290
Maturities	13,659
Net sales (purchases) of short-term investments	(2,916)
Proceeds from repayment of loan to affiliate	20,000
Net cash flows provided by (used in) investing activities	(19,636)
Net cash flows provided by (used in) financing activities	—
Effect of foreign exchange rate changes	0
Increase (decrease) in cash	(1,483)
Cash at beginning of period	1,886
Cash at end of period	$403
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$2,803

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Notes to Consolidated Financial Statements

December 31, 2016

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Overseas Ltd. (AGRO or, together with its subsidiaries, the Company) is a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation. AGOUS is a wholly-owned subsidiary of Assured Guaranty Re Ltd. (AG Re) and an indirect subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda domiciled company. AGL provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act of 1978, and amendments thereto and related regulations (the Act). AGRO owns AG Intermediary Inc., a New York insurance intermediary company, as well as AG Management Ltd., a Bermuda insurance management company.

AGRO underwrites financial guaranty reinsurance under quota share and excess of loss treaties and, more recently, other types of reinsurance and specialty insurance that fit within the Assured Guaranty group’s risk appetite statement. For example, in 2016 AGRO wrote a non-financial guaranty capital relief triple-X excess-of-loss life reinsurance transaction. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued.

Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. The Company's specialty insurance and reinsurance offerings can provide life reserve financing, and risk based capital and regulatory capital relief.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the period presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGRO and its subsidiaries. Intercompany accounts and transactions between and among AGRO and its subsidiaries have been eliminated.

As of December 31, 2016, the Company had issued financial guaranty contracts for two variable interest entities (VIEs) that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in the VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to foreign currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Expected loss to be paid (insurance)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Fair value measurement	Note 6
Investments and cash	Note 7
Income taxes	Note 9

Future Application of Accounting Standards

Income Taxes

In October 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, and early adoption is permitted.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption.  This ASU is not expected to have an impact on the Consolidated Financial Statements of the Company.

Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If the ASU is adopted in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. This ASU will not have a material impact on the Company’s Consolidated Statements of Cash Flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in the new guidance include debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investments, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. This ASU will not have a material impact on the Company’s Consolidated Statements of Cash Flows.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount at which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt instruments, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  For the Company, this would be as of January 1, 2020.  Early adoption is permitted for fiscal years, and interim periods with those fiscal years, beginning after December 15, 2018.  The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted.  The ASU will not have a material impact on the Company's Consolidated Financial Statements.

2.    Rating Actions

Insurers contemplating ceding business to the Company may consider ratings assigned to the Company by rating agencies. This is in part because, when rating agencies assess the financial strength of an insurer, they consider the financial strength of its reinsurers. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s or the affiliated ceding companies' products) and may change. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGRO were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its reinsurance products.

The Company periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating from it. For example, the A.M. Best Company, Inc. (Best) rating was first assigned to AGRO in 2015, and a Moody's Investors Service, Inc. (Moody's) rating was dropped from AGRO in 2015.

The rating agencies' most recent actions are:

•	On July 27, 2016, S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) affirmed the AA (stable) financial strength rating of AGRO.

•	On May 27, 2016, Best affirmed the A+ (stable) financial strength rating, which is their second highest rating, of AGRO.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AGRO in the future.

3.	Outstanding Exposure

Financial Guaranty

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads and government office buildings. The Company also includes within public finance similar obligations issued by non-U.S. issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements.

Non-Financial Guaranty

AGRO offers life reinsurance products to life insurers that help them achieve capital efficiency and risk management goals. AGRO develops Regulation XXX/AXXX reserve financing platforms, risk-based capital and Solvency II capital relief programs, and other applications of reinsurance for large and medium-sized life insurers and reinsurers. In 2016, the Company provided capital relief triple-X excess of loss life reinsurance on approximately $390 million of exposure as of December 31, 2016, which is expected to increase to approximately $1 billion by December 31, 2026. The Company also has provided mortgage guaranty reinsurance related to loans originated in Ireland on debt service of approximately $36 million as of December 31, 2016. These transactions are all rated investment grade internally. As of December 31, 2016, the Company had outstanding commitments to provide reinsurance of up to $56 million with respect to two aircraft residual value insurance (RVI) transactions. In 2017, one of the RVI transactions closed and as of the date of this filing, the remaining commitment amount was for reinsurance of up to $28 million.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers of Assured Guaranty, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out. The AGRO Credit Committee reviews its underwriting guidelines and methodology with the AGRO Board of Directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AGRO Board of Directors.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company's ceding companies, particularly the Company's affiliates Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC), also develop strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings. The Company generally assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit ratings of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. As of December 31, 2016, for surveillance purposes, the Company calculates the present value of financial guaranty losses using a discount rate of 4% or 5%, depending on whether the transaction is written on a direct basis or is ceded by an affiliated or non-affiliated company. (Risk-free rates are used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Financial Guaranty Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings.

Financial Guaranty
Debt Service Outstanding

	December 31, 2016
	Gross Debt Service Outstanding	Net Debt Service Outstanding
	(in thousands)
Public finance	$257,189	$257,189
Structured finance	167,965	167,965
Total financial guaranty	$425,154	$425,154

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$255	0.2%	$—	—%	$109,364	72.2%	$109,619	33.6%
AA	6,545	4.0	—	—	—	—	6,545	2.0
A	84,407	51.7	11,385	100.0	12,005	7.9	107,797	33.1
BBB	72,077	44.1	—	—	—	—	72,077	22.1
BIG	15	0.0	—	—	30,112	19.9	30,127	9.2
Total net par outstanding	$163,299	100.0%	$11,385	100.0%	$151,481	100.0%	$326,165	100.0%

Financial Guaranty Portfolio
Net Par Outstanding
by Sector

Sector	As of December 31, 2016
(in thousands)
Public finance:
U.S.:
General obligation	$84,189
Investor-owned utilities	45,000
Municipal utilities	22,861
Transportation	9,568
Tax-backed	1,681
Total public finance—U.S.	163,299
Non-U.S.:
Infrastructure finance	11,385
Total public finance—non-U.S.	11,385
Total public finance	$174,684
Structured finance:
U.S.:
Commercial receivables	$30,014
Residential mortgage-backed securities (RMBS)	104
Other asset-backed tax credit	121,363
Total structured finance—U.S.	151,481
Total structured finance	151,481
Total net par outstanding	$326,165

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Financial Guaranty Portfolio
Expected Amortization of
Net Par Outstanding
As of December 31, 2016

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$49,671	$142,997	$192,668
5 to 10 years	74,304	8,480	82,784
10 to 15 years	23,170	4	23,174
15 to 20 years	15,596	—	15,596
20 years and above	11,943	—	11,943
Total net par outstanding	$174,684	$151,481	$326,165

Components of BIG Portfolio

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$15	$—	$—	$15	$163,299
Non-U.S. public finance	—	—	—	—	11,385
Public finance	15	—	—	15	174,684
Structured finance:
U.S. RMBS	—	—	98	98	104
Commercial receivables	30,014	—	—	30,014	30,014
Other structured finance	—	—	—	—	121,363
Structured finance	30,014	—	98	30,112	151,481
Total	$30,029	$—	$98	$30,127	$326,165

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks

	As of December 31, 2016
Description	Net Par Outstanding	Number of Risks (1)
	(dollars in thousands)
BIG:
Category 1	$30,029	4
Category 2	—	—
Category 3	98	2
Total BIG	$30,127	6
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Geographic Distribution of Financial Guaranty Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of
Net Par Outstanding
As of December 31, 2016

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. Public finance:
Illinois	9	$65,524	20.1%
Michigan	6	45,404	13.9
California	19	14,492	4.4
Texas	4	9,587	2.9
Pennsylvania	7	7,794	2.4
New York	9	5,034	1.5
Ohio	1	4,990	1.5
South Carolina	1	4,799	1.5
Hawaii	2	1,640	0.5
Florida	6	1,488	0.5
Other states	16	2,547	0.9
Total U.S. public finance	80	163,299	50.1
U.S. Structured finance (multiple states)	9	151,481	46.4
Total U.S.	89	314,780	96.5
Non-U.S.:
United Kingdom	1	11,385	3.5
Total non-U.S.	1	11,385	3.5
Total	90	$326,165	100.0%

4.    Expected Loss to be Paid

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of both financial guaranty and non financial guaranty specialty insurance. For financial guaranty insurance it includes the present value of future: expected claim and loss adjustment expenses (LAE) payments, expected recoveries in the transaction structures, and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contracts. For non-financial guaranty contracts, it includes incurred but not reported (IBNR) losses reported by the primary insurers.

Accounting Policy

Financial Guaranty Contracts

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income. Expected loss to be expensed is important because it represents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance.

Non-Financial Guaranty Contracts

For non-financial guaranty insurance, loss reserves consists of estimates of unpaid reported losses and estimates for IBNR losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.  Such reserves are supplemented by management’s estimates of reserves for losses incurred for which reports or claims have not been received.  These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the Statement of Operations in the period in which they are determined.

Loss reserves on non-financial guaranty contracts consist of case and IBNR case reserves and primarily relate to one short-duration property catastrophe reinsurance contract that expired in 2015.

Expected Loss to be Paid

For financial guaranty insurance, the expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, or other expected recoveries), using current risk-free rates. For non-financial guaranty contracts, expected loss to be paid includes IBNR losses reported by the primary insurers. When the ceding company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

For financial guaranty contracts, the Company updates the discount rate each quarter and reflects the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates (for financial guaranty contracts), accretion of discount (for financial guaranty contracts), transaction performance and any economic effects of loss mitigation efforts, if applicable.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions and scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties or reinsurance. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions.

The Company does not use traditional actuarial approaches to determine its estimates of financial guaranty expected losses. Actual financial guaranty and non-financial guaranty (specialty reinsurance) losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

The following tables present a roll forward of the net expected loss to be paid for all contracts by sector. Net expected loss of financial guaranty contracts included in the table have been discounted by the Company using the appropriate risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 3.23% with a weighted average of 1.22% as of December 31, 2016.

Net Expected Loss to be Paid
Roll Forward

Year Ended December 31, 2016
(in thousands)
Net expected loss to be paid, beginning of period	$1,911
Economic loss development due to:
Accretion of discount	8
Changes in discount rates	0
Changes in timing and assumptions	(1,186)
Total economic loss development	(1,178)
Recovered losses	210
Net expected loss to be paid, end of period	$943

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2016

	Net Expected Loss to be Paid (Recovered) as of January 1, 2016 (2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)
	(in thousands)
Public finance:
U.S. public finance	$0	$0	$0	$0
Non-U.S. public finance	—	—	—	—
Public finance	0	0	0	0
Structured finance:
Other structured finance	724	(321)	—	403
Structured finance	724	(321)	—	403
Total financial guaranty insurance	724	(321)	—	403
Non-financial guaranty insurance	1,187	(857)	210	540
Total	$1,911	$(1,178)	$210	$943
____________________

(1)	The Company paid $19 thousand thousand in LAE for the year ended December 31, 2016.

(2)	There were no expected LAE to be paid as of December 31, 2016.

The following table presents the present value of net expected loss to be paid for all contracts.

Net Expected Loss to be Paid (Recovered)
By Accounting Model

As of December 31, 2016
(in thousands)
Financial guaranty insurance	$403
Non-financial guaranty insurance	540
Total	$943

The following table presents the net economic loss development for all contracts (financial guaranty and non-financial guaranty).

Net Economic Loss Development (Benefit)
By Accounting Model

Year Ended December 31, 2016
(in thousands)
Financial guaranty insurance	$(321)
Non-financial guaranty insurance	(857)
Total	$(1,178)

Financial Guaranty Insurance

The Company had exposure to $30 million of BIG commercial receivables with an expected loss to be paid of $403 thousand as of December 31, 2016. The economic benefit during 2016 was $321 thousand, which was due primarily to partial amortization of the insured exposure with no claims to the Company.

Non-Financial Guaranty Insurance

The Company projects that its total net expected loss to be paid for non-financial guaranty insurance is $540 thousand as of December 31, 2016. This represents remaining expected losses on certain legacy transactions, relating primarily to property catastrophe reinsurance and Irish mortgage reinsurance, that are amortizing or have expired. The economic benefit during 2016 was $857 thousand, which was due primarily to partial amortization of the insured exposure with no claims to the Company and the receipt of better than expected recoveries related to certain claims paid in prior periods.

5.	Insurance

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable comprise the present value of contractual or expected future premium collections discounted using the risk-free rate. Unearned premium reserve represents unearned premium revenue that has not yet been recognized in the statement of operations.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For premiums received in installments on short-duration non-financial guaranty insurance contracts that were assumed by the Company, unearned premium reserve is the present value of estimated premiums due.

•
For premiums received in installments on long-duration non-financial guaranty insurance contracts that were assumed by the Company, unearned premium reserve is the amount of contractual premiums currently due.

The Company recognizes unearned premium reserve for financial guaranty insurance contracts as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

The Company recognizes unearned premium reserve for non-financial guaranty short-duration insurance contracts on a pro-rata basis over the terms of the related policy and for non-financial guaranty long-duration insurance contracts when premiums are due.
For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some external ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

Year Ended December 31, 2016
(in thousands)
Scheduled net earned premiums	$720
Accelerations
Refundings	1
Terminations	—
Total Accelerations	1
Accretion of discount on net premiums receivable	15
Financial guaranty insurance net earned premiums	736
Non-financial guaranty insurance net earned premiums	296
Net earned premiums	$1,032

Financial Guaranty
Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

Year Ended December 31, 2016
(in thousands)
Beginning of period,	$1,796
Gross written premiums, net of commissions on assumed business	—
Gross premiums received, net of commissions on assumed business	(728)
Adjustments:
Changes in the expected term	0
Accretion of discount, net of commissions on assumed business	15
End of period, December 31(1)	$1,083
____________________

(1)	Excludes non-financial guaranty insurance of $162 thousand at December 31, 2016.

The Company has no installment premiums receivable denominated in currencies other than the U.S. dollar.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2016
(in thousands)
2017 (January 1 – March 31)	$475
2017 (April 1 – June 30)	0
2017 (July 1 – September 30)	31
2017 (October 1 – December 31)	0
2018	413
2019	159
2020	17
Total	$1,095

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2016
(in thousands)
2017 (January 1 – March 31)	$144
2017 (April 1 – June 30)	134
2017 (July 1 – September 30)	130
2017 (October 1 – December 31)	125
Subtotal 2017	533
2018	450
2019	236
2020	116
2021	88
2022-2026	135
2027-2031	5
Net unearned premium reserve(1)	1,563
Future accretion	12
Total future net earned premiums	$1,575
____________________

(1)	Excludes scheduled net earned premiums on non-financial guaranty insurance of $160 thousand.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

As of December 31, 2016
(dollars in thousands)
Premiums receivable, net of commission payable (1)	$1,083
Gross unearned premium reserve	889
Weighted‑average risk-free rate used to discount premiums	1.4%
Weighted‑average period of premiums receivable (in years)	0.8
____________________

(1)	Excludes premiums receivable on non-financial guaranty insurance of $162 thousand.

Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance, and reported net. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense.

Capitalized policy acquisition costs include expenses such as ceding commissions expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

Year Ended December 31, 2016
(in thousands)
Beginning of period	$213
Costs deferred during the period:
Commissions on ceded business	28
Compensation and other acquisition costs	181
Total	209
Costs amortized during the period	(63)
End of period (1)	$359
____________________

(1)	Includes non-financial guaranty insurance of $180 thousand at December 31, 2016.

Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

For non-financial guaranty insurance, loss reserves consists of estimates of unpaid reported losses and estimates for IBNR losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.  Such reserves are supplemented by management’s estimates of reserves for losses incurred for which reports or claims have not been received.  These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the Statement of Operations in the period in which they are determined.

Loss reserves on non-financial guaranty contracts are comprised of assumed and IBNR case reserves and primarily relate to one short-duration property catastrophe reinsurance contract that expired during 2016.

Expected Loss to be Expensed For Financial Guaranty Insurance

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.23% with a weighted average of 1.22% as of December 31, 2016.

Loss and LAE Reserve
Net of Reinsurance
Insurance Contracts

As of December 31, 2016
(in thousands)
Structured finance:
Non-financial guaranty insurance	540
Other structured finance	268
Structured finance	808
Total(1)	$808
_____________________

(1)	See “Components of Net Reserves” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves

As of December 31, 2016
(in thousands)
Loss and LAE reserve	$974
Reinsurance recoverable on unpaid losses	(166)
Net reserves	$808

The following table provides a reconciliation of the beginning and ending balances of non-financial guaranty reserves for losses and LAE and salvage and subrogation recoverable.

Rollforward of
Non-Financial Guaranty
Reserves for Losses and LAE and
Salvage and Subrogation Recoverable

Year Ended December 31, 2016
(in thousands)
Balance as of January 1	$1,399
Less: Reinsurance recoverable	212
Net loss and LAE reserve balance as of January 1	1,187
Less: Salvage and subrogation recoverable as of January 1	—
Net loss reserves (salvage) as of January 1	1,187
Incurred losses and LAE related to:
Current year	—
Prior years	(857)
Total incurred losses and LAE	(857)
Loss and LAE (paid) recovered related to:
Current year	—
Prior years	(18)
Total loss and LAE (paid) recovered	(18)
Salvage and subrogation recovered	228
Total net reserves and salvage (paid) recovered	210
Net balance as of December 31	540
Plus: reinsurance recoverable	166
Balance as of December 31	$706

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2016
(in thousands)
Net expected loss to be paid - financial guaranty insurance	$403
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(268)
Net expected loss to be expensed (present value)	$135

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2016
(in thousands)
2017 (January 1 – March 31)	$19
2017 (April 1 – June 30)	15
2017 (July 1 – September 30)	15
2017 (October 1 – December 31)	12
Subtotal 2017	61
2018	38
2019	19
2020	15
2021	2
Net expected loss to be expensed	135
Future accretion	10
Total expected future loss and LAE	$145

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

Year Ended December 31, 2016
(in thousands)

U.S. public finance	$2
Structured finance:
Non-financial guaranty insurance	(857)
Other structured finance	(216)
Structured finance	(1,073)
Loss and LAE	$(1,071)

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1	BIG 2	BIG 3 (2)	Total
	(dollars in thousands)
Number of risks(1)	4	—	2	6
Remaining weighted-average contract period (in years)	1.5	—	3.8	1.5
Outstanding exposure:
Principal	$30,029	$—	$98	$30,127
Interest	3,282	—	25	3,307
Total	$33,311	$—	$123	$33,434
Expected cash outflows (inflows)	$413	$—	$—	$413
Potential recoveries	—	—	—	—
Subtotal	413	—	—	413
Discount	(10)	—	—	(10)
Present value of expected cash flows	$403	$—	$—	$403
Unearned premium reserve	$135	$—	$—	$135
Reserves	$268	$—	$—	$268
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	The two risks in the BIG Category 3 are layered loss policies. No losses had been allocated to the Company as of December 31, 2016.

6.	Fair Value Measurement

The Company carries all of its investment portfolio at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2016, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There were transfers of fixed-maturity securities from Level 2 into Level 3 during 2016 because of a lack of observability relating to the valuation inputs and collateral pricing.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of December 31, 2016, the Company used models to price eight fixed-maturity securities, which was 4.3% or $12.8 million of the Company’s fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Not Carried at Fair Value

Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3 in fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$121,074	$—	$121,074	$—
U.S. government and agencies	18,343	—	18,343	—
Corporate securities	82,168	—	82,168	—
Mortgage-backed securities:
RMBS	37,943	—	32,332	5,611
Commercial mortgage-backed securities (CMBS)	19,758	—	19,758	—
Asset-backed securities	7,150	—	—	7,150
Total fixed-maturity securities	286,436	—	273,675	12,761
Short-term investments	9,046	2,747	6,299	—
Total assets carried at fair value	$295,482	$2,747	$279,974	$12,761

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the year ended December 31, 2016.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2016

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of January 1, 2016	$5,861		$—
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	683	(2)	—	(2)
Other comprehensive income (loss)	92		—
Settlements	(1,025)		—
Transfers into Level 3	—		7,150
Fair value as of December 31, 2016	$5,611		$7,150
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2016	$222		$—
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net investment income.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description(1)	Fair Value at December 31, 2016 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$5,611	Conditional prepayment rate	1.6%	-	7.7%	1.8%
		Conditional default rate	3.8%	-	5.6%	4.8%
		Loss severity	70.0%	-	95.0%	71.9%
		Yield	4.8%	-	8.3%	6.5%

Asset-backed securities (Collateralized loan obligation)	7,150	Yield	3.0%	-	3.1%	3.1%

____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2016
	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Fixed-maturity securities	$286,436	$286,436
Short-term investments	9,046	9,046
Loan receivable from affiliate	70,000	69,642
Other assets	3,118	3,118
Liabilities:
Financial guaranty insurance contracts(1)	748	1,446
Other liabilities	1,554	1,554
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

7.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired (OTTI) securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in other comprehensive income (OCI). For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits.

Assessment for Other-Than Temporary Impairments

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $3.1 million as of December 31, 2016.

Net Investment Income

Year Ended December 31, 2016
(in thousands)
Income from fixed-maturity securities	$8,891
Interest income from loan receivable from affiliate (see note 11)	3,411
Gross investment income	12,302
Investment expenses	(223)
Net investment income	$12,079

Net Realized Investment Gains (Losses)

Year Ended December 31, 2016
(in thousands)
Gross realized gains on investment portfolio	$698
Gross realized losses on investment portfolio	(57)
Other-than-temporary impairment	(4)
Net realized investment gains (losses)	$637

There was de minimis amount of credit loss as of December 31, 2016 for fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	41%	$118,653	$3,519	$(1,098)	$121,074	$—	AA
U.S. government and agencies	6	16,721	1,622	—	18,343	—	AA+
Corporate securities	28	79,624	2,655	(111)	82,168	—	A+
Mortgage-backed securities(4):
RMBS	13	37,044	1,102	(203)	37,943	14	A+
CMBS	7	19,310	469	(21)	19,758	—	AAA
Asset-backed securities	2	7,084	66	—	7,150	—	AAA
Total fixed-maturity securities	97	278,436	9,433	(1,433)	286,436	14	AA-
Short-term investments	3	9,046	0	—	9,046	—	AAA
Total investment portfolio	100%	$287,482	$9,433	$(1,433)	$295,482	$14	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI). See also Note 14, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 61% of mortgage backed securities as of December 31, 2016 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2016 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2016 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
Texas	$2,262	$2,962	$13,985	$19,209	$18,815	AA
California	2,912	1,558	13,505	17,975	17,501	AA
New York	—	1,145	13,965	15,110	14,287	AA+
Washington	2,361	—	10,436	12,797	12,895	AA
Florida	—	2,910	4,289	7,199	7,108	AA-
Virginia	—	—	5,947	5,947	5,882	AA+
Pennsylvania	2,877	—	2,897	5,774	5,943	AA
North Carolina	—	—	3,287	3,287	3,342	AA-
Arizona	—	—	3,021	3,021	2,909	AA+
Minnesota	—	—	2,822	2,822	2,817	AA-
All others	2,872	2,334	17,941	23,147	22,773	AA
Total	$13,284	$10,909	$92,095	$116,288	$114,272	AA
____________________

(1)	Excludes $4.8 million as of December 31, 2016 of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2016
Type	Fair Value	Amortized Cost
	(in thousands)
Water and sewer	$25,332	$24,366
Transportation	17,488	17,535
Municipal utilities	16,273	16,141
Tax backed	12,544	11,964
Higher education	10,303	10,220
Healthcare	10,155	10,249
Total	$92,095	$90,475

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$32,196	$(1,098)	$—	$—	$32,196	$(1,098)
Corporate securities	6,476	(111)	—	—	6,476	(111)
Mortgage-backed securities
RMBS	15,953	(186)	557	(17)	16,510	(203)
CMBS	2,848	(21)	—	—	2,848	(21)
Total	$57,473	$(1,416)	$557	$(17)	$58,030	$(1,433)
Number of securities		40		2		42
Number of securities with other-than-temporary impairment		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2016, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2016 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2016 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2016

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$7,994	$8,143
Due after one year through five years	50,415	52,276
Due after five years through 10 years	69,139	71,796
Due after 10 years	94,534	96,520
Mortgage-backed securities:
RMBS	37,044	37,943
CMBS	19,310	19,758
Total	$278,436	$286,436

The investment portfolio contains securities that are held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements in the amount of $9.8 million as of December 31, 2016, based on fair value.

No material investments of the Company were non-income producing for year ended December 31, 2016.

The majority of the investment portfolio is managed by one outside manager. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a 2.5% allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

8.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGRO, a Bermuda regulated Class 3A insurer and Class C long-term insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations. As of December 31, 2016, the Bermuda Monetary Authority (Authority) now requires insurers to prepare statutory financial statements in accordance with the particular accounting principles adopted by the insurer (which, in the case of AGRO, are U.S. GAAP), subject to certain adjustments. The principal difference relates to certain assets designated as “non-admitted assets” which are charged directly to statutory surplus rather than reflected as assets as they are under U.S. GAAP.

Insurance Regulatory Amounts Reported

	As of December 31, 2016
	Policyholders' Surplus	Net Income (Loss)
	(in thousands)
AGRO	$366,692	$8,335

Dividend Restrictions and Capital Requirements
Any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce AGRO's total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Further, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements.

The Company did not declare or pay dividends during 2016.

9.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Provision for Income Taxes

AGRO is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGRO will be exempt from taxation in Bermuda until March 31, 2035.

Assured Guaranty Overseas US Holdings Inc. (AGOUS) and its subsidiaries AGRO and AG Intermediary Inc. file their own consolidated federal income tax return (AGOUS consolidated return group). AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company in the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the U.S. marginal corporate income tax rate of 35% is presented below.

Effective Tax Rate Reconciliation

Year Ended December 31, 2016
(in thousands)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$4,047
Tax exempt interest	(693)
Other	(126)
Total provision (benefit) for income taxes	$3,228
Effective tax rate	27.9%

Components of Net Deferred Tax Assets (Liabilities)

As of December 31, 2016
(in thousands)
Deferred tax assets:
Deferred compensation	$282
Other	301
Total deferred income tax assets	583
Deferred tax liabilities:
Unearned premium reserves, net	361
Unrealized appreciation on investments	2,800
Market discount	803
Other	696
Total deferred income tax liabilities	4,660
Net deferred income tax asset (liability)	$(4,077)

Audits

AGOUS is not currently under audit and has open tax years of 2013 forward.

10.	Reinsurance

Accounting Policy

For business assumed, the accounting model used is the same model as would be used if the Company wrote the underlying contract directly instead of assuming it.

Assumed Business

The Company assumes business from both affiliated and unaffiliated third party insurers, including monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company’s reinsurance agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

Year Ended December 31, 2016
(in thousands)
Premiums Written
Direct	$320
Assumed	136
Net	$456
Premiums Earned
Direct	$650
Assumed	382
Net	$1,032
Loss and LAE
Assumed	$(1,119)
Ceded	48
Net	$(1,071)

Assumed Exposures

Assumed Exposure by Company
As of December 31, 2016

Ceding Company	Assumed Par Outstanding

Affiliated Companies:
AGC	$12,000
AGM and Assured Guaranty (Europe) Ltd. (AGE)	15,574
Affiliated Companies	27,574
Non-Affiliated companies:
Reinsurers rated investment grade:
National Public Finance Guarantee Corporation	114,214
Reinsurers rated BIG, had rating withdrawn or not rated:
AXA	45,000
MBIA Insurance Corporation	30,014
Subtotal	75,014
Non-Affiliated Companies	189,228
Total	$216,802

Amounts Due (To) From Ceding Companies
As of December 31, 2016

	Assumed Premium, net of Commissions	Assumed Expected Loss to be Paid	Ceded Expected Loss to be Paid
	(in thousands)
Affiliated companies:
AGC	$142	$(403)	$—
AGM and AGE	1	—	—
Affiliated companies	143	(403)	—
Non-Affiliated companies	—	(540)	166
Total	$143	$(943)	$166

11.	Related Party Transactions

Expense Sharing Agreements

In 2016, AGC allocated to AGRO certain payroll and related employee benefit expenses. Until December 31, 2016, AGC and various of its affiliates, including AGRO, were parties to the Amended and Restated Service Agreement, effective as April 1, 2015 (the Group Service Agreement). Under the Group Service Agreement, AGC was the payroll company for, and employer of, the U.S. employees of the Assured Guaranty group.  AGC’s employees made available to its Bermuda, U.S. and United Kingdom. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  Expenses under the Group Service Agreement were allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provided for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

In the first quarter of 2017, AGC’s parent, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace AGC with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

See Note 13, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the allocated expenses from/to affiliate companies under the expense sharing agreements.
Expenses Allocated From (To) Affiliated Companies

Year Ended December 31, 2016
(in thousands)
Affiliated companies:
AGC	$2,311
Assured Guaranty Ltd.	295
Total	$2,606

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

As of December 31, 2016
(in thousands)
Affiliated companies
AGC	$(1,490)
Assured Guaranty Ltd.	(173)
Assured Guaranty Re Ltd.	(35)
Total	$(1,698)

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, AGUS, a subsidiary of AGL, borrowed $90 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc. a company that is now AGRO's affiliate Municipal Assurance Corp. (MAC). Interest accrues on the unpaid principal amount of the loan at a rate of six-month London Interbank Offered Rate (LIBOR) plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, was originally due and payable in May 2017. During 2016, AGUS repaid $20 million in outstanding principal on that loan as well as accrued and unpaid interest, and the parties agreed to extend the maturity date of the loan from May 2017 to November 2019. As of December 31, 2016, $70 million remained outstanding. The Company recognized $3.4 million of interest income during the year ended December 31, 2016.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

As of December 31, 2016
(in thousands)
Assets:
Premium receivable, net of commissions payable
AGC	$142
AGM and AGE	1
DAC(1)
AGC	132
AGM and AGE	18
Assumed funds held(2)
AGC	5,055
Liabilities:
Unearned premium reserve
AGC	578
AGM and AGE	63
Loss and LAE reserve
AGC	268
Other information:
Assumed par outstanding
AGC	12,000
AGM and AGE	15,574
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

Year Ended December 31, 2016
(in thousands)
Revenues:
Net earned premiums
AGC	$193
AGM and AGE	23
Expenses:
Loss and loss adjustment expenses
AGC	(214)
Amortization of deferred acquisition costs
AGC	22
AGM and AGE	7

Guaranty

AG Re provides an irrevocable guaranty to AGRO. Pursuant to the terms of the guaranty, upon demand by AGRO, to the extent AGRO is unable to satisfy any payment obligation, AG Re will make funds available to AGRO for the full payment of such payment obligation when it is due. AGRO has not made any demand to AG Re under this guaranty.

12.	Commitments and Contingencies

Leases

Rent expense, which includes allocations of the affiliated companies (see Note 11, Related Party Transactions), was $149 thousand in 2016, including allocations.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on an annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

13.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the Incentive Plan), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2016, 10,232,649 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $200 thousand for the year ended December 31, 2016 under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan (Stock Purchase Plan) in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $3 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the year ended December 31, 2016.

Defined Contribution Retirement Plans

The Company participates in defined contribution retirement plans maintained by AGL which are available to eligible full-time employees upon hire. Eligible employees can contribute a percentage of their compensation.  Contributions are matched by the Company at a rate of 100% up to 6% of the employee's compensation.  The Company also makes a core contribution of 6% of the employee's compensation, regardless of whether the employee contributes to the plans. Employees become fully vested in Company contributions after one year of service, as defined in the plans.

The Company recognized defined contribution expenses of $152 thousand for the year ended December 31, 2016.

Cash-Based Compensation Plans

Performance Retention Plan

Assured Guaranty Ltd. maintains a Performance Retention Plan (PRP) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in certain measures of intrinsic value and financial return defined in each PRP award agreement. The Company recognized performance retention plan expenses of $196 thousand for the year ended December 31, 2016, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers. Most employees other than executive officers are eligible to receive discretionary bonuses.

14.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in thousands)
Balance, January 1, 2016	$7,713	$—	$7,713
Other comprehensive income (loss) before reclassifications	(2,102)	3	(2,099)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(647)	10	(637)
Tax (provision) benefit	227	(4)	223
Total amount reclassified from AOCI, net of tax	(420)	6	(414)
Net current period other comprehensive income (loss)	(2,522)	9	(2,513)
Balance, December 31, 2016	$5,191	$9	$5,200

15.	Subsequent Events

Subsequent events have been considered for disclosure through April 27, 2017, the date at which these financial statements were issued.